EXHIBIT 10.35
LOAN AGREEMENT

This Loan Agreement is made as of January 1, 2010 in the City of Boston, Massachusetts, U.S.A. by and between

1.
SONESTA INTERNATIONAL HOTELS LIMITED, organized and existing under the laws of the Bahamas and having its principal place of business at 116 Huntington Avenue, Boston, Massachusetts, U.S.A. herein represented Mr. Peter J. Sonnabend, in his capacity as Vice President;

(hereinafter referred to as the “Lender”)

2.
MASTERS OF TOURISM, organized and existing under the laws of the Arab Republic of Egypt and having its principal place of business at Salah Salem Street, El Obour Buildings, No.13, Flat 84, Heliopolis, Cairo, Egypt herein represented in this Agreement by Mr. Mohamed Hisham Ahmed Aly in his capacity as Chairman; and

3.	Mr. MOHAMED HISHAM AHMED ALY, residing at 336 Nessim Pasha Street, Haram, Giza, ID number 24409250100571 in his personal capacity.

(2 & 3 hereinafter referred to jointly and severally as the “Borrower”)

The Lender and Borrower shall be collectively hereinafter referred to as (the “Parties”)

Whereas, the Lender agrees to provide the Borrower with a loan facility in the amount of Five Hundred Thousand US Dollars (US$ 500,000) to be used as according to the terms and subject to the conditions hereinafter mentioned.

NOW THEREFORE, in consideration of the above promises and the mutual covenants herein contained, the Parties hereby agree as follows:

Section 1, Definitions

The following terms shall have the meanings set forth below.

1.01	“Advance” shall mean an advance to the Borrower by the Lender pursuant to Section 2 of this Agreement.

1.02	“Banking day” shall mean a day on which banks are open for business in New York and London for interbank Dollar deposits in London.

1.03	“Event of Default” shall have the meaning set forth in Section 2.04 of this Agreement.

1.04	“Indebtedness” shall mean in regards to the Borrower all indebtedness (including guarantees and other contingent obligations) with respect to borrowed money.

1.05	“Lending office” shall mean the office of the Lender located at its address or any other office of such Lender as it may from time to time notify the Borrower.

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1.06
“Management Agreement” shall mean and refer to the Amended and Restated Management Agreement between Lender and Borrower, dated January 1, 2004, as amended on January 24, 2008 and by a “Second Amendment” of even date, under which Lender operates the Hotel.

Section 2, The Loan

2.01
Agreement to Lend. Subject to the terms and conditions of this Agreement, the Lender hereby agrees to provide the Borrower with a loan facility through Lender’s lending office in the amount of Five Hundred Thousand US Dollars (US$ 500,000), or where the context may require, the amount thereof then outstanding (“Loan”).

2.02
Purpose of the Loan.  The Borrower agrees that the Loan will be used solely to finance the expansion and improvement of Sonesta Beach Resort Sharm El-Sheikh (“Hotel”) by completing the 167 deluxe guestrooms (“Guestrooms”) and related support facilities (“Support Facilities”) currently under construction on land immediately contiguous to the existing Resort facilities, to the north, and as further described in the “Second Amendment” referenced above.  (The Guestrooms and Support Facilities (described further in Exhibit A hereto) are hereafter jointly and severally referred to as the “Improvements”.)  Borrower further, warrants and represents that the proceeds of the Loan are sufficient to complete the Improvements and render them ready for full occupancy and use by Resort guests.

Borrower undertakes to deliver the Improvements to the Lender to operate as an additional part of the Hotel by no later than January 15, 2010 (“Deadline”).

In additional to any other remedies available to the Lender, failure to meet such Deadline shall be deemed as a material breach of this Agreement and shall entitle the Lender to liquidated damages of US $5,000 per day.

2.03	Interest. The Borrower agrees to pay to the Lender interest on the Loan at a rate of 5.25% per annum.

2.04	Default Interest.

(A)
Upon the occurrence of an Event of Default, the Borrower shall, upon notice by the Lender, pay on demand interest on the Loan outstanding at the rate that is three (3) percentage points per annum above the interest rate on the Loan calculated pursuant to Section 2.03.

(B)
In addition to payment of such default interest, the Borrower shall indemnify the Lender against any costs and losses, which are not covered by the default interest payable pursuant to Section 2.04 (A) resulting from the Borrower failing to pay when due any amounts of principal or interest hereunder.

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2.05
Repayment of Loan.  Borrower and Lender acknowledge that the Loan shall be repaid to Lender by Masters of Tourism with thirty-six (36) checks in US Dollars – one for each month during 2010 (beginning February 2010), 2011 and 2012, and January 2013 – signed personally by Mr. Mohamed Hisham Ahmed Aly, Chairman of Masters of Tourism, and dated the 25th day of each month. (The attached Exhibit B represents the amounts of the payments if the proceeds of the loan are disbursed in January 2010). In the event of any default, however, and in addition to any other remedies available to Lender, Lender is authorized by Borrower to repay the Loan out of the “Landlord’s Share” distributable to Owner, together with interest. For this purpose, “Landlord’s Share” is deemed to be net profits after all Resort expenses, including Operator’s fees and monthly installments of loan repayments to Operator, and after reserves deemed necessary by Operator in its reasonable judgment. The Operator, under the said Management Agreement, is hereby authorized and instructed to make any payment(s) due hereunder from “Landlord’s Share” directly to itself as Lender hereunder.

Section 3, Taxes

3.01
Taxes.  The Borrower shall hold the Lender harmless from any liability with respect to the delay or failure by the Borrower to pay any taxes or charges imposed by law or by any tax authority with regard to any aspect of the transactions contemplated by this Agreement, and shall reimburse the Lender upon demand for any such taxes paid by Lender in connection herewith whether or not such taxes shall be correctly or legally asserted or otherwise contested or contestable, together with any interest, penalties, premiums, and expenses in connection therewith.

Section 4, Covenants

4.01
Performance of Obligations. The Borrower shall perform all its other obligations, undertakings and covenants, and punctually pay all indebtedness and all amounts due under this Agreement and the Management Agreement at the times and on the dates specified herein.

Section 5, Events of Default

5.01	Events of Default. Each of the following events and occurrences shall constitute an Event of Default under this Agreement:

(A)	The Borrower fails to make payment of any amount which it is obliged to pay under this Agreement or the Management Agreement on the date when such amount is due and payable.

(B)	It becomes unlawful for the Borrower to make any payment to be made hereunder on the due date hereof in US Dollars.

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5.02
Consequence of Default.  If an Event of Default shall occur and be continuing the Lender at its option may: By written notice to the Borrower declare the Loan, together with accrued interest and any other sum payable hereunder, to be immediately due and payable and the Loan shall thereupon become due and payable without presentment, demand, protest or notice of any kind, other than the notices specifically required by this section, all of which are expressly waived by the Borrower; and the Borrower shall also pay to the Lender such additional amounts as may be necessary to compensate the Lender for any costs or losses resulting from such Event of Default. The Borrower may also explicitly enforce the guarantees referenced in Section 6.

Section 6, Personal Guaranty

6.01	Personal Guaranty: the Borrowers shall be jointly and severally liable for the repayment of the entirety of the Loan vis-à-vis the Lender.

Section 7, Miscellaneous

7.01
Entire Agreement. This Agreement and the documents referred to herein constitute the entire obligation of the Parties hereto with respect to the subject matter hereof and shall supersede any prior expressions of intent or understandings with respect to this transaction. Any amendment hereto shall be in writing, signed by or on behalf of the Parties to be bound or burdened thereby.

7.02
Term.  The term of this Agreement shall commence on the date first set forth above and terminate on the date of termination of the Lender’s commitment hereunder or, if later, upon payment in full of all principal, interest and other sums payable by the Borrower hereunder.

7.03
Indemnification. The Borrower agrees to indemnify and hold harmless the Lender from and against any and all losses, claims, damages and liabilities directly caused by any untrue or misleading statement or directly caused by any omission of a material fact necessary to make the statements therein not misleading.

7.04	Governing Law and Dispute Settlement. This Loan Agreement shall be governed by the Laws of the Arab Republic of Egypt.

Any dispute arising under this Loan Agreement in relation to the interpretation or implementation of this Agreement not amicably resolved shall be finally settled by arbitration by the Cairo Regional Center for International Commercial Arbitration (CRCICA) in accordance with such rules.  The seat of arbitration shall be Cairo, Egypt and the arbitration proceedings shall be conducted in English.  The unsuccessful party shall bear the fees and costs of the arbitration including the lawyers’ fees of the prevailing party or as otherwise decided by the arbitral tribunal.  The award shall be final and binding upon the parties subject to no appeal.

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7.05
Counterparts. This Agreement may be signed in any number of counterparts, any single counterpart or a set of counterparts signed, in either case, by all the parties hereby shall constitute a full and original agreement for all purposes.

7.06
Reimbursement of Costs.  Borrower shall reimburse Lender’s costs of preparing this Loan Agreement and related documentation, which costs are limited to the fees and expenses charged by Counselor Sarwat Abd El Shahid for reviewing this Loan Agreement and related transaction documentation and advising the parties, but not to exceed US $20,000.  If not paid prior to the funding of the Loan, such reimbursement shall be deducted from the first Loan proceeds advanced to Borrower.

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed in Boston, Massachusetts, U.S.A., by their respective duly authorized signatories as of the day and year first written above.

Witness:	SONESTA INTERNATIONAL HOTELS LIMITED

/s/ Mahmoud El Maghraby	By: /s/ Peter J. Sonnabend
Name: Peter J. Sonnabend
Title: Vice President

Witness:	MASTERS OF TOURISM

/s/ Jacqueline Saad	By: /s/ Mohamed Hisham Ahmed Aly
Name: Mr. Mohamed Hisham Ahmed Aly
Title: Chairman

Witness:

/s/ Jacqueline Saad	By: /s/ Mohamed Hisham Ahmed Aly
Name: Mohamed Hisham Ahmed Aly
In his personal capacity

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Exhibit A
(Guestrooms and Support Facilities)

•	167 deluxe guestrooms, featuring:
o	Italian marble floors
o	Aluminum windows from Germany with double-tempered glass (heat and sound proof)
o	Bathrooms fitted with Kohler USA fixtures; each with 2 sinks/basins
o	Flat-Screen Televisions: 32 inch in deluxe rooms; one 32 inch and one 37 inch in junior suites; one 37 inch and one 42 inch in executive suites
o	Beds and mattresses Sealey model (Stearns & Foster)
o	Mini-bars (Electrolux)
o	3 telephones per guestroom; 2 analog, 1 digital

•	Support facilities, including:
o	Lounge/restaurant
o	Reception area
o	Four (4) heated swimming pools with Jacuzzis
o	Boiler room and electric station

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